Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winc, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements of Winc, Inc., appearing in the Annual Report on Form 10-K of Winc, Inc. for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Los Angeles, CA

March 30, 2022